Exhibit 99.1

News Release
Analyst Contact:     Jeffrey L. Chastain         FOR RELEASE: January 31, 2005
                     713-232-7551
Media Contact:       Guy A. Cantwell
                     713-232-7647

                            TRANSOCEAN INC. PROVIDES
                           FOURTH QUARTER 2004 UPDATE

     HOUSTON--Transocean Inc. (NYSE: RIG) today reported that results for the three months ended December 31, 2004 are expected to be below results of the previous quarter in 2004. Revenues for the fourth quarter were negatively impacted by idle time on the drillship Deepwater Millennium in the Gulf of Mexico, downtime relating to the mobilization of the drillship Deepwater Pathfinder to Nigeria and semisubmersible Transocean Rather to the North Sea and the warm stacking of the semisubmersible rig M.G. Hulme in Nigeria. In addition, costs to complete repairs on two previously damaged rigs, the jackup rig Trident 20 and the semisubmersible rig Jim Cunningham, a special periodic survey on the semisubmersible rig Polar Pioneer and substantial work on the jackup rig J.T. Angel in the Far East prior to commencing a new contract will contribute to significantly higher operating and maintenance costs in the quarter. Repair and maintenance programs performed on the Trident 20, Polar Pioneer and J.T. Angel were completed during the fourth quarter of 2004 and each rig has returned to service. Repairs to the Jim Cunningham should be completed during January 2005 and the rig is expected to immediately recommence a drilling program in the eastern Mediterranean. General and administrative expenses will also be higher than the previous quarter in 2004 due to severance costs and costs related to Sarbanes-Oxley compliance efforts.

     The company will report results for the fourth quarter and full year 2004 on the morning of Tuesday, February 15, 2005. Following the earnings report, expected to be released prior to the commencement of trading in the United States, the company will conduct a teleconference call at 10:00 a.m. ET on February 15. Individuals who wish to participate in the teleconference call should dial 303-262-2075 approximately five to 10 minutes prior to the scheduled start time of the call.

     In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by logging onto the company's Worldwide Web address at www.deepwater.com and selecting "Investor Relations." It may also be accessed via the Worldwide Web at www.CompanyBoardroom.com by typing in the company's New York Stock Exchange trading symbol, "RIG."

     A telephonic replay of the conference call should be available after 1:00 p.m. ET on February 15, and can be accessed by dialing 303-590-3000 and referring to the passcode 11021711. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses. Both replay options will be available for approximately 30 days.


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     Statements  regarding  results  for  the  fourth  quarter of 2004, expected levels for operating and maintenance and general and administrative expenses, completion of repairs and recommencement of drilling contracts, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, actions by customers and other third parties, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

     Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 93 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company's fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 24 Other Floaters, 26 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $13 billion, Transocean Inc.'s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."


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